UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 30, 2006

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2006, Epicor Software Corporation, a Delaware corporation (the “Company”), entered into a Credit Agreement among the Company, the lenders party thereto from time to time, Keybank National Association, as administrative agent, sole book manager and letter of credit issuing lender and Bank of America, N.A., as documentation agent (the “New Credit Agreement”). The New Credit Agreement provides for revolving loans of up to $100 million, subject to a $20 million letter of credit sublimit and a term loan facility of up to $100 million. The New Credit Agreement replaces the Company’s prior Credit Agreement, dated as of March 29, 2005, between the Company and Keybank National Association (as amended, the “Prior Credit Agreement”), which was terminated on March 31, 2006 in connection with the execution of the New Credit Agreement.

There is currently $122 million principal amount outstanding under the New Credit Agreement, which amounts include $100 million in outstanding borrowings under the term loan facility and $22 million in outstanding borrowings under the revolving credit facility. The proceeds from the New Credit Agreement were used to pay off the balance owed under the Prior Credit Agreement. The interest rates applicable to the term loan and revolving loan were 8.65% and 8.30%, respectively, at March 31, 2006. Each loan was initially drawn on March 31, 2006, and accordingly, the interest rate applicable to each was based on the prime rate plus applicable margin as required by the facilities as described above. Had the Company been permitted to convert the prime rate-based borrowings to LIBOR-based borrowings as of March 31, 2006, the applicable interest rates would have been 7.64% on the term loan and 7.54% on the revolving loan (assuming 6-month LIBOR-based rate).

Interest and minimum principal installments of $250,000 are payable quarterly during the term of the term loan facility. Any then unpaid principal on such facility is due on March 30, 2012, the maturity date of the term loan facility. Interest payments on the revolving loan are payable quarterly during the term of the revolving loan. Any then unpaid principal on such revolving loan is due on March 30, 2009, the maturity date of the revolving loan.

The Company can reduce the outstanding principal under the revolving loan in whole or in part at its election without any prepayment penalties and under the term loan facility in whole or in part without any prepayment penalties after the first anniversary of the closing date of the facility. Voluntary prepayments made prior to the first anniversary of the term loan facility are subject to penalty equal to 1.0% of the amount prepaid. In certain circumstances, proceeds generated from asset sales and/or debt or securities issuances must be used to prepay the principal balance under the term loan facility. Interest under the New Credit Agreement is based on various possible rates at prime rate or LIBOR plus an applicable margin based on the Company’s leverage ratio, at the Company’s option; provided that the initial borrowing for each of the revolving loan and term loan must be based on the prime rate plus applicable margin for a 14-day period, in the case of the term loan, and 3-day period, in the case of the revolving loan, following each of their respective closings.

Pursuant to the terms of the New Credit Agreement the Company is required to comply with various financial covenants, including but not limited to:

•	Achieving minimum earnings before interest, taxes, depreciation and amortization (EBITDA);

•	Achieving minimum funded debt to EBITDA ratios;

•	Achieving minimum fixed charge coverage ratios; and

•	Maintaining minimum cash balances through maturity.

Each of the Company’s existing and future material domestic subsidiaries are required to guarantee the obligations under the New Credit Agreement. In addition, the obligations under the New Credit Agreement are secured by substantially all of the assets of the Company and each subsidiary guarantor, including approximately 66% of the stock of any material foreign subsidiary.

The New Credit Agreement includes additional material covenants including limitations on the Company’s indebtedness, liens on the Company’s assets, investments, dividends, and certain acquisitions and dispositions of assets by the Company and the requirement that the Company maintain ratings with Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group.

The New Credit Agreement includes events of default that include, among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross default to certain other indebtedness, failure of any loan document under the New Credit Agreement to be in full force and effect, material judgments, bankruptcy and insolvency events and change of control. Upon certain events of default, the lenders may request the administrative agent to terminate the loan commitments and/or declare all or any part of the unpaid principal of all loans, all interest accrued and unpaid thereon and all other amounts payable under the New Credit Agreement to be immediately due and payable.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution of the New Credit Agreement, on March 31, 2006 the Company terminated the Prior Credit Agreement. A description of the material terms of the Prior Credit Agreement can be found under Item 1.01 in the Form 8-K filed by the Company on April 4, 2005 and such description is incorporated herein by reference. There were no premiums or penalties incurred by the Company in connection with the termination of the Prior Credit Agreement. Amounts outstanding under the Prior Credit Agreement were deemed paid in full on the termination date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: April 5, 2006	By:	/s/ JOHN D. IRELAND
John D. Ireland
Vice President and General Counsel